UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 12, 2008

General Cable Corporation

__________________________________________

(Exact name of Registrant as Specified in Charter)

Delaware	001-12983	06-1398235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (859) 572-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02

Results of Operations and Financial Condition.

On February 12, 2008 the Registrant issued a press release, a copy of which is filed as Exhibit 99 hereto and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

List below the financial statements, pro forms financial information and exhibits, if any, filed as part of this report.

(c)   The Exhibit accompanying this report is listed in the Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Cable Corporation

February 12, 2008

/s/ Robert J. Siverd

Robert J. Siverd

Executive Vice President and

General Counsel

INDEX TO EXHIBITS

Exhibit Number

Description

Method of Filing

99

Press Release

Filed Herewith

GENERAL CABLE CORPORATION

EXHIBIT 99

CONTACT:

Michael P. Dickerson

FOR IMMEDIATE RELEASE

Vice President of Finance and

February 12, 2008

Investor Relations

(859) 572-8684

GENERAL CABLE REPORTS FOURTH QUARTER RESULTS

HIGHLAND HEIGHTS, KENTUCKY, February 12, 2008 – General Cable Corporation (NYSE: BGC), one of the largest and most globally diversified wire and cable companies, reported today revenues and earnings for the fourth quarter. Reported diluted earnings per share for the fourth quarter of 2007 were $0.84. Included in this amount were charges related to the write-off of certain telecommunications equipment and a LIFO inventory related charge. Without these items, earnings per share would have been $1.00, an increase of 49.3% over the reported earnings per share for the fourth quarter of 2006 of $0.67.

Fourth Quarter Highlights

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Earnings per share before charges were $1.00 compared to $0.67 in the prior year

•

Revenues of $1.30 billion, including $271.5 million from acquisitions completed in the last twelve months, grew 41.0% compared to the year ago period on a metal-adjusted basis

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Operating income before the impact of $6.6 million of telecommunications equipment write-downs and $6.7 million of LIFO inventory related charges increased 61.7% from prior year

•

Completed acquisition of Phelps Dodge International Corporation (PDIC); Integration right on track; Performance strong

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Awarded first North Sea submarine cable project, which is expected to be in excess of $30 million in revenues

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Indianapolis manufacturing plant received IndustryWeek’s Best Plants Award

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Completed offering of $475 million of 1% senior convertible notes due 2012

Full Year Highlights

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Revenues of $4.61 billion, including $436.2 million from acquisitions completed in the last twelve months, grew 23.4% compared to the year ago period on a metal-adjusted basis

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Operating income before charges  increased 59.9% from prior year

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Completed four strategic acquisitions and internal investment targeting higher growth product lines (NSW submarine power and fiber optic communications systems)  and faster growing economies (China, India, Latin America, Africa, and Asia)

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Refinanced high yield notes in Q1, reducing interest rate by approximately 200 basis points

•

Significantly expanded product design, sales and marketing efforts in alternative energy markets throughout the world

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “I am extremely pleased with the strong financial results that the Company continues to deliver for our shareholders. The Company has succeeded in substantially expanding its global manufacturing platform, improved its financial flexibility and liquidity, and is reporting today record revenues and earnings. Over the last twelve months the Company has completed several strategically important acquisitions. These have given the Company a significant presence in the developing economies of the world, access to important

GENERAL CABLE REPORTS FOURTH QUARTER RESULTS

undersea power and communication technologies, and exceptional management experience. While we are proud of our roots in the United States, today approximately 65% to 70% of our revenues are generated outside the country.”

Fourth Quarter Results

Net sales for the fourth quarter of 2007 were $1,297.8 million, an increase of $377.1 million or 41.0% compared to the fourth quarter of 2006 on a metal-adjusted basis. This growth was principally due to the Company’s exposure to global electrical infrastructure markets, the acquisition of PDIC, as well as favorable foreign exchange translation.  Revenues from acquired businesses contributed $271.5 million in the fourth quarter.  Without the benefit of revenues from acquired businesses, revenues would have increased 11.5% on a metal-adjusted basis.

Fourth quarter 2007 operating income before charges was $93.0 million compared to operating income of $57.5 million in the fourth quarter of 2006, an increase of $35.5 million or 61.7%. Operating margin before charges was 7.2% in the fourth quarter of 2007, an increase of approximately 100 basis points from the operating margin percentage of 6.2% in the fourth quarter of 2006 on a metal-adjusted basis. This improvement was principally due to better price realization in many of the Company’s product lines, cost improvements from LEAN initiatives, and the continued profitable expansion of the Silec, ECN, and NSW businesses. “We have also seen strong recovery in our LAN cable products with new product designs and strong business leadership. I am also pleased to see significant progress at our Silec facility with respect to product throughput as well as their LEAN manufacturing skills. The integrations of ECN and NSW have been absolutely seamless and performance ahead of our investment case,” Kenny said.

Market Update

European electric utility and electrical infrastructure markets have remained robust with the exception of Spanish construction. Operating earnings in the Company’s European business grew by 79.6% to $44.0 million in the fourth quarter of 2007 compared to the prior year. Operating margin was 8.6% in the fourth quarter, an increase of 250 basis points from the 6.1% reported in the fourth quarter of 2006 on a metal adjusted basis. Approximately 100 basis points of the improvement relate to the favorable resolution of customer project performance obligations during the fourth quarter. Revenues were up 28.4% in the quarter on a metal-adjusted basis. Before the impact of acquired businesses, revenue growth was 19.8%. The Company’s internal investment actions in Europe have focused on high growth areas of the market such as submarine power cables, long-haul submarine fiber optic communications systems, high voltage underground cable systems, and products for the oil and gas industry. “Demand for these products remains high and capacity tight in the market. The Company has accelerated its investment plans in these high growth areas of the market and expects solid returns over the next several years from these actions.  Recently the Company was awarded its first submarine wind farm project, which is the first to be located in the North Sea. We are also working on a significant long-haul submarine fiber optic communication link which is currently in sea trials,” said Kenny.

In North America, revenues increased 4.8% in the fourth quarter compared to 2006 on a metal-adjusted basis. During the quarter, demand for electrical infrastructure products as well as electronics, networking, and assemblies remained strong.  Operating earnings before the impact of the telecommunications equipment write-off and LIFO inventory charges increased $2.3 million as a result of continuing strength in the Company’s electrical infrastructure and electronic products which was partially offset by lower volumes and pricing for certain utility cables.

GENERAL CABLE REPORTS FOURTH QUARTER RESULTS

During the quarter, the Company further rationalized its outside plant telecommunications products manufacturing capacity due to the continued declines in telecommunications cable demand. The Company has shut a portion of its telecommunications capacity in its Tetla, Mexico facility and has taken a pre-tax charge of $6.6 million to write-off certain production equipment. This action will free approximately 100,000 square feet of manufacturing space, which the Company plans to utilize for other cable products in the Americas.

Markets in Latin America, Sub-Saharan Africa, Middle East and Asia Pacific are particularly strong. This includes the markets for the Company’s historical operations in the South Pacific, Australia, India and China. Revenue in this segment was up $240.7 million, principally related to the acquisition of PDIC which was completed on October 31, 2007. Operating earnings, including costs associated with the step-up of tangible and intangible assets and the related increase in depreciation and amortization costs but without the impact of LIFO inventory related charges, were $16.9 million, an increase of $14.3 million from the fourth quarter of 2006. “With the addition of PDIC and its outstanding platform of assets and management, the Company is pushing deeper into developing economies as well as introducing General Cable to areas of the world where the Company has not historically participated in a meaningful way. For instance, in the Gulf Region, the Company was recently awarded certain energy cable contracts that will more than double our presence in the region over the next year,” Kenny said.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share.  The dividend is payable on February 22, 2008 to preferred stockholders of record as of the close of business on January 31, 2008. The Company expects the quarterly dividend payment to approximate $0.1 million

First Quarter 2008 Outlook

“The Company continues to benefit from its strategic investments in new products and geographies more than offsetting the ongoing weakness in certain product lines in the developed economies.  For the first quarter, the Company expects to report earnings per share of $1.05 or more compared to an adjusted earnings per share of $1.01 in the first quarter of 2007, on revenues of approximately $1.5 billion,” Kenny concluded.

Segment Information

The Company has provided additional historical financial information by segment on the investor relations section of its website at www.generalcable.com. The Company will provide additional segment information in its annual report on Form 10-K for 2007 when filed.

General Cable will discuss fourth quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, February 13, 2008. For more information please see our website at www.generalcable.com.

General Cable (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial,  and communications markets. Visit our website at www.generalcable.com.

GENERAL CABLE REPORTS FOURTH QUARTER RESULTS

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of  the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to  retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its  pension accounting practices; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, as well as periodic reports filed with the Commission.

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TABLES TO FOLLOW

Release No. 0564

02/12/08